As filed with the Securities and Exchange Commission on May 6, 2021
Registration No. 333-249214
Registration No. 333-229088
Registration No. 333-225317
Registration No. 333-225315

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-249214
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-229088
POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-225317
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-225315

UNDER
THE SECURITIES ACT OF 1933

PERSPECTA INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	82-3141520 (I.R.S. employer identification no.)

14295 Park Meadow Drive
Chantilly, VA 20151
(Address of principal executive offices)

PERSPECTA INC. EMPLOYEE STOCK PURCHASE PLAN
THE PERSPECTA INC. DEFERRED COMPENSATION PLAN
PERSPECTA INC. 2018 OMNIBUS INCENTIVE PLAN
PERSPECTA INC. 2018 NON-EMPLOYEE DIRECTOR INCENTIVE PLAN
ENTERPRISE SERVICES, LLC DEFERRED COMPENSATION PLAN
(Full title of the plan(s))

John P. Kavanaugh
Chief Financial Officer
14295 Park Meadow Drive
Chantilly, Virginia 20151
 (Name and address of agent for service)

(571) 313-6000
(Telephone number, including area code, of agent for service)

Copies to:

Richard A. Presutti
Antonio Diaz-Albertini
Milbank LLP
55 Hudson Yards
New York, New York 10001-2163
(212) 530-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

Perspecta Inc., a Nevada corporation (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all (i) shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statements as of the date hereof and (ii) deferred compensation obligations (“Deferred Compensation Obligations” and, together with “Common Stock”, the “securities”):

1.	Registration Statement No. 333-249214, filed with the SEC on October 1, 2020, registering 5,000,000 shares of Common Stock issuable pursuant to the Perspecta Inc. Employee Stock Purchase Plan;

2.
Registration Statement No. 333-229088, filed with the SEC on December 28, 2018, registering $50,000,000 of Deferred Compensation Obligations issuable pursuant to The Perspecta Inc. Deferred Compensation Plan;

3.
Registration Statement No. 333-225317, filed with the SEC on May 31, 2018, as amended on April 1, 2019, registering 9,810,000 shares of Common Stock issuable pursuant to the Perspecta Inc. 2018 Omnibus Incentive Plan and Perspecta Inc. 2018 Non-Employee Director Incentive Plan; and

4.
Registration Statement No. 333-225315, filed with the SEC on May 31, 2018, registering $50,000,000 of Deferred Compensation Obligations issuable pursuant to the Enterprise Services, LLC Deferred Compensation Plan.

On January 27, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Jaguar ParentCo Inc., a Delaware corporation (“Parent”), and Jaguar Merger Sub Inc., a Nevada corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. The Merger became effective on May 6, 2021, upon the filing of the articles of merger with the Secretary of State of the State of Nevada.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements.  In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of these Post-Effective Amendments, any securities that had been registered but remain unsold at the termination of the offering, the Company hereby amends the Registration Statements to remove from registration all shares of Common Stock and Deferred Compensation Obligations, as applicable, registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chantilly, Virginia, on this 6th day of May, 2021.

PERSPECTA INC.

By:	/s/John P. Kavanaugh
John P. Kavanaugh
Chief Financial Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.